Exhibit 99.1
Transcat Announces Fiscal 2006 Second Quarter and First Half Results;
Revenues and Profitability Rise
ROCHESTER, NY - October 11, 2005 - Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year 2006 second quarter and first half ended September 24, 2005.

Fiscal 2006 Second Quarter and First Half Highlights
•	Net sales for the fiscal year 2006 second quarter increased 13.1% to $14.1 million and 9.6% to $28.2 million in the fiscal year 2006 first half.

•	The gross profit ratio increased 2.3 points to 25.6% in the fiscal year 2006 second quarter and 2.1 points to 25.6% in the fiscal year 2006 first half.

•	Operating income for the fiscal year 2006 second quarter increased to $0.5 million from $0.1 million in the fiscal year 2005 second quarter. For the fiscal year 2006 first half, operating income increased to $0.8 million from an operating loss of $0.2 million in the fiscal year 2005 first half.

•	Net income for the fiscal year 2006 second quarter was $0.3 million, or $0.05 per fully diluted share, as compared with a net loss of $0.1 million, or $0.01 per fully diluted share, in the fiscal year 2005 second quarter. Net income for the fiscal year 2006 first half was $0.5 million, or $0.07 per fully diluted share, as compared with a net loss of $0.5 million, or $0.08 per fully diluted share, in the fiscal year 2005 first half.

•	Distribution Products - Net sales increased 13.3% to $9.4 million in the fiscal year 2006 second quarter and 9.5% to $18.8 million in the fiscal year 2006 first half. The Distribution Products gross profit ratio for the fiscal year 2006 second quarter increased 2.5 points to 24.7%; 1.7 points of that increase is attributable to the timing of certain product purchase rebates earned during the quarter. For the fiscal year 2006 first half, the gross profit ratio increased 1.8 points to 24.4%; of which 0.8 points of the increase was attributable to the purchase rebates earned.

•	Calibration Services - Net sales increased 12.6% to $4.7 million in the fiscal year 2006 second quarter and 9.9% to $9.4 million in the fiscal year 2006 first half. The Calibration Services gross profit ratio for the fiscal year 2006 second quarter increased 1.7 points to 27.3%. For the fiscal year 2006 first half, the gross profit ratio increased 2.8 points to 28.0%.

Operations Review
Commenting on the fiscal year 2006 second quarter and first half results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “Our results for the fiscal year 2006 second quarter and first half are due to the continued implementation of our strategic plan. We delivered significant value to our shareholders of $0.07 diluted earnings per share for the first six months of fiscal year 2006, a swing of 15 cents compared to the net loss of $0.08 per diluted share recorded in the comparable period a year ago. We are focused on continually improving our profitable business model for both our Distribution Products and Calibration Services businesses.
“In the first six months of fiscal year 2006, we achieved a 9.5% growth in Distribution Products sales as a result of our targeted sales programs and direct mail efforts. Our proactive customer service and application assistance from our sales staff supported the growth in revenues.

“We were also pleased with the 9.9% growth in Calibration Services sales during the fiscal year 2006 first half. We accomplished this by adding new industrial customers in our targeted regulated industry markets who recognized the benefits of outsourcing their calibration services needs to an expert such as Transcat.
“A continued focus on maintaining controls over operating costs was the underpinning for our strong results in the first half of fiscal year 2006. As a direct result of these efforts and coupled with our growth in sales, we increased our gross profit margin by 2.1 points and achieved $0.8 million in operating income compared to an operating loss of $0.2 million a year ago – an increase of $1.0 million.
“During the fiscal year 2006 second quarter, we continued to make prudent investments to enhance the sales and marketing fundamentals that underlie our growth, and we expect these investments to continue into the fiscal year 2006 third quarter. These include the mailing of the new 2006 Transcat Master Catalog, a planned catalog supplement mailing and targeted product mailings, as well as the hiring of additional professionals to strengthen our ability to service our Distribution Products and Calibration Services customers, to cross-sell to our existing customers, and to expand our presence in strategically targeted market segments.
Looking Ahead
Mr. Sassano continued: “Our revenue goal for the remainder of fiscal year 2006 is to continue steady growth in both Distribution Products and Calibration Services. Our operating costs and expenses will increase as a result of investments made in the second quarter. Additionally, we received a significant purchase rebate in the fourth quarter of fiscal year 2005, which we do not currently expect to repeat in this year’s fourth quarter. Our operating income goal for the remainder of fiscal year 2006 is to exceed our second half fiscal 2005 results, producing an increase in shareholder value for the year.
“As we look ahead, we are confident that we have the strategies and resources in place that will win us greater recognition in our markets and generate increased demand for our services and products. I believe the interests of our shareholders, customers and employees have been advanced by the strategic initiatives we have been implementing over the past several quarters and I expect this to continue in the future.”
Fiscal 2006 Second Quarter and First Half Financial Highlights
For the fiscal year 2006 second quarter, net sales were $14.1 million, an increase of $1.6 million, or 13.1%, compared with net sales of $12.5 million during the fiscal year 2005 second quarter. Distribution Products net sales for the second quarter of fiscal year 2006 were $9.4 million, an increase of $1.1 million, or 13.3%, compared with net sales of $8.3 million for the second quarter of fiscal year 2005. Calibration Services net sales for the second quarter of fiscal year 2006 were $4.7 million, an increase of $0.5 million, or 12.6%, compared with net sales of $4.2 million for the second quarter of fiscal year 2005.
For the first six months of fiscal year 2006, net sales were $28.2 million, an increase of $2.5 million, or 9.6%, compared with net sales of $25.7 million for the first six months of fiscal year 2005. Distribution Products net sales for the first six months of fiscal year 2006 were $18.8 million, an increase of $1.6 million, or 9.5%, compared with net sales of $17.2 million for the first six months of fiscal year 2005. Calibration Services net sales for the first six months of fiscal year 2006 were $9.4 million, an increase of $0.8 million, or 9.9%, compared with net sales of $8.5 million for the first six months of fiscal year 2005.

Net income for the fiscal year 2006 second quarter was $0.3 million, or $0.05 per fully diluted share, as compared with a net loss of $0.1 million, or $0.01 per fully diluted share, for the fiscal year 2005 second quarter. Net income for the first six months of fiscal year 2006 was $0.5 million, or $0.07 per fully diluted share, as compared with a net loss of $0.5 million, or $0.08 per fully diluted share, in the first six months of fiscal year 2005.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through eleven Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
- Statistical Tables Follow -

Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September	September	September	September
	24, 2005	25, 2004	24, 2005	25, 2004

Product Sales	$9,412	$8,308	$18,797	$17,172
Service Sales	4,707	4,180	9,387	8,538

Net Sales	14,119	12,488	28,184	25,710

Cost of Products Sold	7,087	6,467	14,213	13,291
Cost of Services Sold	3,423	3,112	6,757	6,384

Total Cost of Products and Services Sold	10,510	9,579	20,970	19,675

Gross Profit	3,609	2,909	7,214	6,035

Selling, Marketing, and Warehouse Expenses	1,850	1,702	3,943	3,806
Administrative Expenses	1,247	1,124	2,429	2,418

Total Operating Expenses	3,097	2,826	6,372	6,224

Operating Income (Loss)	512	83	842	(189)

Interest Expense	109	73	223	145
Other Expense	54	103	96	186

Total Other Expense	163	176	319	331

Income (Loss) Before Income Taxes	349	(93)	523	(520)
Provision for Income Taxes	-	-	-	-

Net Income (Loss)	$349	$(93)	$523	$(520)

Basic Earnings (Loss) Per Share	$0.05	$(0.01)	$0.08	$(0.08)
Average Shares Outstanding (in thousands)	6,618	6,372	6,574	6,349

Diluted Earnings (Loss) Per Share	$0.05	$(0.01)	$0.07	$(0.08)
Average Shares Outstanding (in thousands)	7,315	6,372	7,269	6,349

Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September	March
	24, 2005	26, 2005
ASSETS
Current Assets:
Cash	$95	$106
Accounts Receivable, less allowance for doubtful accounts of $69 and $56 as of September 24, 2005 and March 26, 2005, respectively	6,279	8,089
Other Receivables	639	313
Finished Goods Inventory, net	5,440	5,902
Prepaid Expenses and Deferred Charges	859	630

Total Current Assets	13,312	15,040
Property, Plant and Equipment, net	1,985	1,984
Capital Leases, net	82	115
Goodwill	2,524	2,524
Prepaid Expenses and Deferred Charges	157	188
Other Assets	268	261

Total Assets	$18,328	$20,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,130	$4,544
Accrued Payrolls, Commissions, and Other	1,716	1,993
Income Taxes Payable	100	100
Deposits	1	38
Current Portion of Term Loan	758	758
Current Portion of Capital Lease Obligations	69	66
Revolving Line of Credit	4,004	5,498

Total Current Liabilities	10,778	12,997
Term Loan, less current portion	596	1,020
Capital Lease Obligations, less current portion	21	56
Deferred Compensation	175	181
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	13,114	15,798

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,851,197 and 6,700,505 shares issued as of September 24, 2005 and March 26, 2005, respectively; 6,603,933 and 6,453,241 shares outstanding as of September 24, 2005 and March 26, 2005, respectively	3,426	3,350
Capital in Excess of Par Value	4,236	3,995
Warrants	430	430
Unearned Compensation	(37)	(17)
Accumulated Other Comprehensive Gain	176	96
Accumulated Deficit	(2,179)	(2,702)
Less: Treasury Stock, at cost, 247,264 shares as of September 24, 2005 and March 26, 2005, respectively	(838)	(838)

Total Stockholders’ Equity	5,214	4,314

Total Liabilities and Stockholders’ Equity	$18,328	$20,112

Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Six Months Ended
	September	September
	24, 2005	25, 2004
Cash Flows from Operating Activities:
Net Income (Loss)	$523	$(520)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	610	727
Provision for Doubtful Accounts Receivable	13	(9)
Provision for Returns	(3)	-
Provision for Slow Moving or Obsolete Inventory	6	-
Common Stock Expense	44	27
Amortization of Unearned Compensation	24	98
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,474	2,200
Inventories	456	(900)
Income Taxes Receivable / Payable	-	144
Prepaid Expenses, Deferred Charges, and Other	(421)	(473)
Accounts Payable	(414)	696
Accrued Payrolls, Commissions, and Other	(277)	(419)
Deposits	(37)	-
Deferred Compensation	(6)	(7)

Net Cash Provided by Operating Activities	1,992	1,564

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(362)	(414)

Net Cash Used in Investing Activities	(362)	(414)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,494)	(1,162)
Payments on Term Loans	(424)	(418)
Payments on Capital Leases	(32)	(31)
Issuance of Common Stock	229	16

Net Cash Used in Financing Activities	(1,721)	(1,595)

Effect of Exchange Rate Changes on Cash	80	83

Net Decrease in Cash	(11)	(362)
Cash at Beginning of Period	106	547

Cash at End of Period	$95	$185

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